Catalyst Funds

Amendment Number 2 to the Management Services Agreement

This Amendment Number 2, dated August 31, 2011 to the Management Services Agreement ("Agreement") dated February 16, 2011 between the Mutual Fund Series Trust (formerly known as Catalyst Funds), an Ohio Business Trust and Abbington Capital Group LLC (“ACG”), a Limited Liability Company duly organized under the laws of the State of Delaware, is adopted to provide the following:

Exhibit A of the Agreement is hereby amended to provide for the addition of the:

Delux All Cap Stock Fund

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

Mutual Fund Series Trust

/s/ Christopher Anci_____________________

Name: Christopher Anci

Title: President

Abbington Capital Group LLC

/s/ Jerry Szilagyi_________________________

Jerry Szilagyi, President

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